Exhibit (a)(1)(F)

EMAIL REMINDER OF EXPIRATION DATE:

To the Antigenics Inc. Eligible Option Holders:

REMINDER — If you are electing to exchange any of your Eligible Option Grants under the Stock Option Exchange Program, the deadline to deliver your Election Form to the Antigenics’ stock administration department is 5:00 p.m., U.S. Eastern Daylight Time, on Thursday, July 16, 2009.

If you decide to participate in the Offer, you must complete and submit the Election Form in accordance with the instructions included with the form by 5:00 p.m., U.S. Eastern Daylight Time, on Thursday, July 16, 2009, unless the Antigenics Inc. extends the expiration date of the Offer.

A copy of the Election Form along with instructions for completing and delivering the form can be obtained from our intranet.

LATE SUBMISSIONS WILL NOT BE ACCEPTED, AND THEREFORE WE URGE YOU TO RESPOND EARLY TO AVOID ANY LAST MINUTE PROBLEMS.

If you are not electing to tender any of your outstanding Eligible Option Grants for exchange, then no action is required on your part.

To view a list of all your outstanding options, please visit the Fidelity website at www.fidelity.com and log onto your account.

Please feel free to contact the Antigenics’ stock administration department in person or via email at cklaskin@antigenics.com or John Cerio at jcerio@antigenics.com for further assistance.